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                                                                     EXHIBIT 3.4

                                AMENDMENT TO THE
                            1997 AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          CAL DIVE INTERNATIONAL, INC.


         Pursuant to the provisions of Minnesota Statutes Section 302A.139, Cal Dive International, Inc. (the "Corporation") adopts the following amendment (the "Amendment") to its 1997 Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock, without par value (the "Common Stock"), from sixty million (60,000,000) shares to one hundred-twenty million (120,000,000) shares.

         The Corporation effected a two-for-one split of the Common Stock in the form of a two-for-one share division pursuant to the provisions of Minnesota Statutes Section 302A.402, such share division was effective as to holders of record of the Common Stock at the close of business on October 30, 2000 (the "Record Date"). As a result of such share division, at the close of business on the Record Date, each issued share of the Common Stock became two shares of the Common Stock. As permitted by Minnesota Statutes Section 302A.402, the board of directors of the Corporation, without the approval of the shareholders, authorized the Amendment to increase the number of authorized shares of Common Stock of the Corporation.

         Accordingly, ARTICLE V of the 1997 Amended and Restated Articles of Incorporation is hereby amended in its entirety to read as follows:


                                   "ARTICLE V
                                     CAPITAL

         A. The total authorized capital stock of the Corporation is one hundred-twenty million (120,000,000) shares of Common Stock, without par value, and five million (5,000,000) shares of Preferred Stock with $0.01 par value.

         B. Shares of Preferred Stock may be divided into and issued from time to time in one or more series. In addition to, and not by way of limitation of, the power granted to the Board of Directors of this Corporation by Minnesota Statutes, Chapter 302A, the Board of Directors of the Corporation shall have the power and authority to fix by resolution the preferences, limitations and relative rights of the Preferred Stock of each series. The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, and the shares of Preferred Stock or any series thereof may have full or limited voting powers. Upon adoption of such resolution, a statement shall be filed
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with the Secretary of State in compliance with Minnesota Statutes Section
302A.401, before the issuance of any shares for which the resolution creates rights or preferences not set forth in these Articles of Incorporation; provided, however, where the shareholders have received notice of the creation of shares with rights or preferences not set forth in these Articles of Incorporation before the issuance of the shares, the statement may be filed any time within one year after the issuance of the shares.

         C. Except in respect of characteristics of a particular series fixed by the Board of Directors, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that the shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

         D. Subject to the preferences of any series of Preferred Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

         E. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

         F. The holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them.

         G. Whenever reference is made in this Article V to shares "ranking prior to" another class of stock or "on a parity with" another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares "ranking junior to" another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock. Except as otherwise provided in these Articles of Incorporation, or in the statement filed with the Secretary of State in compliance with Minnesota Statutes Section 302A.401, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to Preferred Stock.




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         H. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible. Unless otherwise provided in these Articles of Incorporation or in the statement filed with the Secretary of State in compliance with, Minnesota Statutes Section 302A.401, with respect to a particular series of Preferred Stock, all shares of Preferred Stock, redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares."


         The Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the division exceeding the percentage of authorized shares of that class or series that were unissued before the division.

         The Amendment has been approved pursuant to Minnesota Statutes Chapter 302A. I certify that I am authorized to execute the Amendment and further certify that I understand that by signing the Amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed the Amendment under oath.

                                         CAL DIVE INTERNATIONAL, INC.



Date: October 31, 2000.                  By:  /s/ ANDREW C. BECHER
                                             -----------------------------------
                                         Name:   Andrew C. Becher
                                         Title:  Senior Vice President, General
                                                 Counsel and Corporate Secretary



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